1996 EMPLOYEE INCENTIVE ANNOUNCED
by Norma Oman

The key corporate objective in 1996 is "to strengthen the financial position of the corporation through sound, aggressive insurance operations and investment strategies." To achieve this objective, each of us needs to focus on the right issues and effect positive change to produce profitable premium growth, to gain processing efficiencies and to deliver A++ service to our customers. The 1996 employee incentive is designed to reward your efforts in the achievement of these results.

Eligible participants in the 1996 plan include Meridian employees as of January 2, 1996, who remain active employees at the time of bonus payment in early 1997.

Each eligible participant will receive a cash award based on the pre-tax income level attained. The size of your cash award may vary from 1.5 percent to 4.5 percent of your annual salary as of December 31, 1996, and is based on meeting at least the threshold combined pre-tax income goal. In addition, bonus payments will be pro-rated for pre-tax income results between the threshold and maximum levels.
For example, if pre-tax income is $18,150,000 (halfway between target and maximum), then your bonus would be 3.8 percent (or halfway between the target and maximum award).

The applicable company goals and your accompanying awards are as follows:

              CORPORATE FINANCIAL PERFORMANCE
     Award Payout Schedule as a % of Annual Base Salary
                      Pre-Tax Income         Your Award
                                              Potential
Maximum (120% of        $19,800,000      4.5% of annual base
goal)                                          salary
Target (100% of         $16,500,000       3% of annual base
goal)                                          salary
Threshold (80% of       $13,200,000      1.5% of annual base
goal)                                          salary

Barring unforeseen circumstances, bonus payments will be finalized after the close of the fiscal year and results have been approved by the Joint Audit Committee of the Board of Directors. Normally, the bonuses will be paid in March. No bonuses are payable in the event of a participant's termination before the bonus payment date, other than by death, permanent disability, or normal retirement, in which event a discretionary payment may be made. An employee for whom a formal leave of absence has been granted by the Company may be construed to be an active employee of the Company at the time of bonus payment, with approval of the President. The Company reserves the right to modify or terminate this incentive plan as necessary.

Meridian is pleased to offer this incentive opportunity. I am confident in our abilities to meet and exceed our objectives.